Exhibit 10

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179

GREG A. LEE
Senior Vice President
Human Resources
847-286-0558
Fax: 847-286-3258

August 16, 2004

Mr. Luis Padilla
415 North First Street
Minneapolis, MN 55401

Dear Luis

This letter will confirm our offer of employment to join Sears, Roebuck and Co. (“the Company”) as President, Merchandising and Marketing, reporting to Alan J. Lacy, Chairman and CEO, Sears, Roebuck and Co. Your start date is to be determined.

Your compensation package will consist of the following:

•	Annual base salary of $650,000, with periodic increases based upon performance.

•	Sign-on bonus of $100,000, minus applicable taxes.

•	Participation in the Sears Annual Incentive Plan. Your annual incentive target will be 85% of base salary, amounting to $552,500 on an annualized basis. Actual incentive awards can range from 0% to 230% of target depending on performance. Annual incentive performance objectives for your position will be based on achievement of Sears earnings per share growth and performance of the businesses and functions under your purview.

•	We will guarantee a minimum Annual Incentive Plan award for 2004 of $650,000, payable in March 2005.

•	In the event that you forfeit the retention award you are scheduled to receive from the May Department Stores Company, we will pay an amount equal to 50% of the award at the time your sign-on bonus is paid.

•	100,000 non-qualified stock options, to be granted within 30 days of the commencement of your employment (“Start Date”), that will vest in three equal annual installments from the date of grant.

--	33,333 options will vest one year from the date of grant
--	33,333 options will vest two years from the date of grant
--	33,334 options will vest three years from the date of grant

•	With respect to your stock options, you will be eligible for “retirement” status upon the attainment of age 55.

•	50,000 shares of restricted stock, to be granted within 30 days the Start Date, that will cliff vest three years from the date of grant.

•	You will be recommended for participation in the Sears Long-Term Incentive Plan, to be approved by the Sears Compensation Committee of the Board of Directors, beginning with the 2005 plan cycle. If approved, your incentive award target will be set equal to 125% of base salary. Details will be provided when your award is granted.

•	You will participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

•	You will be recommended for a grant of career shares, subject to approval of the Sears Compensation Committee of the Board of Directors, provided you remain employed with the Company five years beyond your Start Date. You must retire from Sears to receive your shares. The amount of career shares you will earn will depend on your age at retirement, and the final value will depend on the price of Company stock at that time. A schedule of share awards is attached is included as Attachment A.

•	You will also be eligible to participate in the Sears 401(k) Savings Plan and the Sears Supplemental 401(k) Plan. Assuming you contribute at least at the maximum pre-tax deferral rate (currently 6%, subject to compensation limits), the Company contribution rate will be 5.5% of cash compensation (base plus earned bonus), beginning January 1, 2005.

•	You will be asked to sign an Executive Severance / Non-Compete Agreement. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive up to two years of pay continuation (i.e. base salary and target annual bonus). If you are terminated following a change-in-control, you will receive the aforementioned severance benefit in an undiscounted lump-sum payment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the agreement) for two years following termination of employment. Should you be involuntarily terminated for a reason other than for Cause (as defined in the agreement) before the first anniversary of your service with Sears, the following would occur:

--	The 50,000 shares of restricted stock granted to you at the time of your hire would fully vest at the end of your two-year severance period.

--	You would receive a cash payment within 30 days of the end of the two-year salary continuation period equivalent in value to the product of the 33,334 options that would not otherwise vest during the salary continuation period times the option ‘spread’ value (the positive difference between the fair market value on the last day of the salary continuation period and the exercise price of the option grant).

•	The above is contingent upon your satisfactorily passing a pre-employment drug test.

•	You will be eligible for relocation assistance benefits that are typically provided to an executive at your level and in accordance with the terms of the relocation program. In addition, you will be eligible to receive reimbursement for temporary living expenses for up to one year after your start date and reimbursement of relocation expenses incurred within the first two years of your service with Sears.

Sincerely,

/s/ Greg A. Lee

Accepted                       /s/ Luis Padilla                                                                 Date                       8/16/04

cc:          Alan J. Lacy

ATTACHMENT A
Offer of Employment to Luis Padilla
August 16, 2004

Career Shares — Schedule of Awards

Age at retirement	Career Shares awarded
54	8,000
55	9,000
56	10,000
57	11,000
58	12,000
59	13,000
60	15,000
61	17,000
62	19,000
63	21,000
64	23,000
65	25,000